UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

Alliant Energy Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4902 N. Biltmore Lane, Madison, Wisconsin 53718

(Address of principal executive offices, including zip code)

(608) 458-3311

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On September 16, 2009, Alliant Energy Corporation (the “Company”) entered into a term loan agreement with Citibank, N.A., as administrative agent and a lender, and JPMorgan Chase Bank, N.A. as a lender (the “Credit Agreement”). The maximum amount of availability under the Credit Agreement is $200 million, subject to reduction to the extent of net cash proceeds from certain equity or debt security issuances, any debt for borrowed money or asset dispositions by the Company and its non-utility subsidiaries. The Company may use borrowings under the Credit Agreement solely for payments made and expenses incurred by the Company in connection with the tender offer and consent solicitation discussed in Item 8.01 below. The Credit Agreement provides that borrowings must be repaid by December 31, 2009 and that the net cash proceeds from certain equity or debt security issuances, any debt for borrowed money and asset dispositions by the Company and its non-utility subsidiaries prior to December 31, 2009 must be used to repay borrowings.

The Credit Agreement contains various restrictive covenants, including a requirement that the Company maintain a debt-to-capital ratio of not more than 65%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt of subsidiaries of the Company and hybrid securities to the extent such hybrid securities do not exceed 15% of the consolidated capital of the Company), capital lease obligations, letters of credit and guarantees relating to the foregoing and new synthetic leases. The capital component includes consolidated debt and excludes accumulated other comprehensive income (loss).

The Credit Agreement contains negative pledge provisions, which generally prohibit placing liens on any of the property of the Company or its subsidiaries with certain exceptions, including, among others, securing obligations of up to 5% of the consolidated assets of the Company, nonrecourse project financing and purchase money liens.

The Credit Agreement contains customary events of default, as well as a cross default provision if any of the Company’s domestic majority owned subsidiaries defaults on debt totaling $50 million or more (other than the alleged default under the indenture governing the Exchangeable Senior Notes due 2030 discussed in Item 8.01 below). If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to the Company, then any outstanding obligations will be immediately due and payable.

Item 8.01.	Other Events.

On September 16, 2009, the Company issued a press release announcing that it has commenced a cash tender offer to purchase any and all of the outstanding Exchangeable Senior Notes due 2030 (the “Notes”), as well as a related consent solicitation to obtain consents from the holders of the Notes that would (i) waive an alleged default under the indenture governing the Notes asserted in a notice of default from the Trustee under the indenture and its consequences; (ii) rescind the notice of acceleration from the Trustee, which declared the full principal amount of the Notes due and payable, and its consequences; (iii) acknowledge the Company’s assumption of the obligations of Alliant Energy Resources under the indenture and the Notes and Alliant Energy Resources’ release from its obligations under the indenture and the Notes; (iv) direct the Trustee to dismiss the litigation with respect to the Notes; (v) approve amendments to the indenture that would eliminate substantially all of the covenants and certain of the events of default contained in the indenture; and (vi) authorize the Trustee and the Company to execute a supplemental indenture to the indenture that would effect the foregoing. The

Company intends to finance the tender offer with borrowings under the Credit Agreement and cash on hand.

The press release also describes a non-cash charge the Company will incur if the tender offer is consummated.

A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to purchase nor a solicitation of acceptance of the offer to purchase the Notes, which are being made only pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated September 16, 2009.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(99.1)	Press release of Alliant Energy Corporation dated September 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: September 16, 2009	By:	/s/ Patricia L. Kampling
Patricia L. Kampling
Vice President - Chief Financial Officer and Treasurer

ALLIANT ENERGY CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated September 16, 2009

Exhibit Number
(99.1)	Press release of Alliant Energy Corporation dated September 16, 2009.